                                                                   EXHIBIT 99.1

January 21, 1999

STATION CASINOS REPORTS SIXTH CONSECUTIVE QUARTER OF RECORD CASH FLOW; 22 PERCENT INCREASE FOR THIRD QUARTER

                  LAS VEGAS, -- Station Casinos, Inc. (NYSE: STN) today announced the results of its operations for the third fiscal quarter ended December 31, 1998.

                  Station Casinos, Inc. ("STN" or "the Company") reported net revenues for the quarter ended December 31, 1998 of $222.5 million, a 13 percent increase over the prior year's quarter. Earnings before interest, taxes, depreciation and amortization (EBITDA), as adjusted for the Sunset equipment lease, increased 22 percent to $53.8 million compared to $44.3 million in the prior year. The increase in net revenues and EBITDA reflect same-store sales and EBITDA growth from the Company's Nevada operations of 11 percent and 12 percent, respectively, and improved operating results at Station Casino Kansas City
(SCKC). This is the sixth consecutive quarter of record cash flow for the Company.

                  For the quarter, the Company reported earnings applicable to common stock, before an extraordinary item for the quarter of $1.7 million, or $0.05 per share, prior to the effect on net income of a $30.0 million asset impairment loss, a $2.1 million gain related to insurance proceeds related to the roof collapse and fire at Palace Station this summer, and $0.8 million of interest expense related to the defeasance of the 9 5/8 percent Senior Subordinated Notes. The $30.0 million asset impairment loss relates to the write-down of assets, including a riverboat formerly used in operations at Station Casino St. Charles (SCSC), and several parcels of land within close proximity to the St. Charles site that were being held for future development. The Company is actively attempting to dispose of non-strategic assets and expects to close on some of these asset sales in the first half of calendar year 1999. "We are exploring many alternatives to achieve our goal of reducing the Company's leverage. In addition to strengthening cash flow from operations and carefully managing capital expenditures, the sale of non-strategic assets is a prudent step in this direction," said Glenn C. Christenson, executive vice president and chief financial officer. Including these non-recurring items, the Company reported a loss applicable to common stock before the extraordinary item of $16.9 million or $0.48 per share.

                  In November 1998, the Company completed a new $425 million bank facility to replace its existing $285 million Reducing Revolving Credit Facility and an $80 million Supplemental Term Loan Facility (together, the "Old Bank Facility"). The refinancing resulted in an after-tax extraordinary charge of $3.1 million, or $0.09 per share, to write-off previously unamortized loan costs related to the Old Bank Facility. Including this extraordinary item, the Company reported a net loss applicable to common stock of $0.57 per share.

                  Quarterly results were also impacted by expenditures of $3.7 million related to costs for supporting the successful passage of the "boat in the moat" referendum in Missouri on November 3, 1998. For the nine-month period ended December 31, 1998, referendum costs in Missouri and California totaled $6.0 million. Such referendum costs are not deductible for tax purposes.

                  For the nine-month period ending December 31, 1998, net revenues increased 14 percent to $642.2 million, while EBITDA, adjusted for the Sunset equipment lease, increased 26 percent to $154.2 million. Effective December 31, 1998, the Company has changed its fiscal year from March 31 to December 31, and will file a form 10-K for the nine-month abbreviated year.

NEVADA OPERATIONS

                  The Company's Nevada operations reported solid increases in net revenues and EBITDA. Combined net revenues increased 11 percent to $137.4 million from $124.2 million in the prior year's quarter. EBITDA, adjusted for the Sunset equipment lease, increased 11 percent over the prior year's quarter to a record $40.9 million, representing a combined margin of 30 percent. During the quarter, Boulder Station, Texas Station, and Sunset Station all reported record levels of casino revenue and net revenue. "We are very proud of the continued improvement in our Las Vegas portfolio during the last quarter and calendar year. Over the past 12 months, we have generated $159 million in cash flow out of our Las Vegas operations representing a return on investment of 24 percent on our Las Vegas portfolio," said Christenson.

MISSOURI OPERATIONS

                  The Company's Missouri operations also reported record net revenues and EBITDA for the quarter. Combined net revenues increased 11 percent from the prior year's quarter to $74.9 million. Combined EBITDA increased 58 percent to $15.8 million from $10.0 million in the prior year. The increase in net revenues and EBITDA is attributable to operational improvements at SCKC. Gaming revenue at SCKC increased 29 percent over the prior year's quarter, driven by increased market share and a 15 percent increase in win-per-admission. As a result, net revenues at SCKC increased to $47.0 million for the quarter while EBITDA more than doubled to $10.9 million. Net revenues at SCSC declined by six percent from the prior year's quarter, while EBITDA declined 10 percent to $4.9 million. "Momentum at Station Casino Kansas City continues to build with casino revenue and net revenue increasing successively in each of the last four quarters. Though St. Charles was down year over year, the property improved from the seasonally stronger September quarter," said Christenson.

OTHER DEVELOPMENTS

SUNSET STATION EXPANSION

                  In the December quarter, the Company completed a master-planned expansion project at Sunset Station, which included the addition of a 2,000-space parking structure, approximately 14,000 square feet of casino space with 250 slots, the Sonoma Cellar Steakhouse, two fast-food lease tenants, and approximately 8,000 square feet of meeting space. The total cost of the project was $34 million and all capital expenditures relating to the project were completed during the December quarter. "We are pleased with the initial customer response to the new expansion and believe that it has helped in satisfying peak period demand. The overall budget on the project was reduced by approximately $11 million, primarily as a result of delaying the movie theater expansion until the initial results from the Texas Station theater expansion are analyzed," said Christenson.

TEXAS STATION EXPANSION

                  The Texas Station master-planned expansion project currently underway is expected to open during the second week of February at a total cost of approximately $51 million. The expansion includes a 2,000-space parking structure, six additional "stadium-style" movie screens, approximately 21,000 square feet of casino space for 850 additional slots, a food court for several fast-food lease tenants, and a Kid's Quest child-care facility. "This expansion will further enhance Texas' competitive position in the Northwest Las Vegas market and help to satisfy the tremendous demand for our product," said Christenson.

FINANCING

                  During the quarter ended December 31, 1998, the Company completed two financings. In November 1998, the Company secured a $425 million bank credit facility. This facility provided for the necessary funding to complete the master-planned expansions at Sunset Station and Texas Station. In December 1998, the Company completed a $199.9 million 8 7/8 percent senior subordinated notes offering. Proceeds from this offering were used to redeem the 9 5/8 percent senior subordinated notes due in 2003 ("9 5/8 percent Notes") on January 4, 1999. During the first quarter of calendar 1999, the Company will record an extraordinary charge of $10.2 million (net of applicable income tax benefit) to reflect the write-off of the unamortized debt discount, unamortized loan costs and the premium to redeem the notes. "We are extremely pleased to have completed these two financings in a timely manner," said Christenson. "It is important to note that the Company's long-term debt increased by $17 million as a result of the refinancing of the 9 5/8 percent Notes. Despite the increase in debt, this refinancing extends the term by five years and will result in reduced interest expense of $2.0 million annually."

                  Station Casinos, Inc. is a multi-jurisdictional gaming company that owns and operates the Palace Station Hotel & Casino, the Boulder Station Hotel & Casino, the Texas Station Gambling Hall & Hotel, and the Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Sunset Station Hotel & Casino in Henderson, Nevada, as well as slot machine route management services in Clark County, Nevada. Station Casinos, Inc. also owns and operates Station Casino St. Charles, a gaming and entertainment facility in St. Charles, Missouri, and Station Casino Kansas City, a gaming and entertainment facility in Kansas City, Missouri.

                  This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and expansion projects of STN and its subsidiaries which involve risks and uncertainties including, but not limited to, competition from other gaming operations, the inherent uncertainty and cost of prolonged litigation, construction risks, and licensing and other regulatory risks. Further information on potential factors which could affect the financial condition, results of operations, and expansion projects of STN and its subsidiaries, are included in the filings of STN with the Securities and Exchange Commission, including, but not limited to STN's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, and its Registration Statement on Form S-4 File No. 333-30685.

                              STATION CASINOS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)
                                   (UNAUDITED)

                                                             PROFORMA           DECEMBER 31,          MARCH 31,
                                                            FINANCIAL               1998                 1998
                                                          INFORMATION (a)     --------------------   ----------
ASSETS:
   Cash and cash equivalents                             $        59,908      $         59,040      $       50,158
   Cash - restricted to defease long-term debt(a)                     --               202,383                  --
   Accounts and notes receivable, net                             18,372                18,372              12,288
   Other current assets                                           26,141                26,141              25,045
                                                        ----------------    ------------------     ---------------
     TOTAL CURRENT ASSETS                                        104,421               305,936              87,491
   Property and equipment, net                                 1,147,890             1,147,890           1,132,719
   Other long-term assets                                         76,675                80,105              80,006
                                                        ----------------    ------------------     ---------------
     TOTAL ASSETS                                        $     1,328,986      $      1,533,931      $    1,300,216
                                                        ----------------    ------------------     ---------------
                                                        ----------------    ------------------     ---------------








LIABILITIES AND STOCKHOLDERS' EQUITY:
   Current portion of long-term debt                     $        13,323      $         13,323      $       97,931
   Construction contracts payable                                 10,399                10,399              10,534
   Other current liabilities                                      94,069               101,133              89,044
                                                        ----------------    ------------------     ---------------
     TOTAL CURRENT LIABILITIES                                   117,791               124,855             197,509
   Long-term debt, less current portion                          946,308               946,308             615,244
   9 5/8% Senior subordinated notes - defeased                        --               187,635             187,051
   January 4, 1999(a)
   Other long-term liabilities                                     5,372                 5,372              13,525
                                                        ----------------    ------------------     ---------------
     TOTAL LIABILITIES                                         1,069,471             1,264,170           1,013,329
   Stockholders' equity                                          259,515               269,761             286,887
                                                        ----------------    ------------------     ---------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $     1,328,986      $      1,533,931      $    1,300,216
                                                        ----------------    ------------------     ---------------
                                                        ----------------    ------------------     ---------------

(a) On January 4, 1999, the 9 5/8% senior subordinated notes ("9 5/8% Notes") were redeemed with proceeds generated by the successful completion in December 1998 of the offering of $199.9 million in 8 7/8% senior subordinated notes. This proforma financial information reflects restricted cash, other long-term assets, other current liabilities, long-term debt and stockholders' equity as if the defeasance of the 9 5/8% Notes had occurred on December 31, 1998. This proforma financial information is being supplied for purposes of additional analysis and does not represent the financial position of the Company at December 31,1998 as determined in accordance with generally accepted accounting principles. The Company will record an extraordinary loss of approximately $10.2 million (net of applicable income tax benefit) in the first quarter of calendar year 1999 to reflect the write-off of unamortized loan costs and premiums paid to redeem the 9 5/8% Notes.

                              STATION CASINOS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                        THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                           DECEMBER 31,                        DECEMBER 31,
                                               -------------------------------------- -------------------------------
                                                   1998                  1997              1998            1997
                                               ------------------- ------------------ ---------------- --------------

OPERATING REVENUES:
   Casino                                           $176,584            $154,172         $509,149        $436,872
   Food and beverage                                  36,231              34,282          104,538          97,859
   Room                                               10,733              10,474           30,040          27,692
   Other                                              16,402              12,557           47,663          41,233
                                               ------------------- ------------------ ---------------- --------------
       Gross revenues                                239,950             211,485          691,390         603,656
Less promotional allowances                         (17,434)            (14,289)         (49,176)        (38,847)
                                               ------------------- ------------------ ---------------- --------------
       Net revenues                                  222,516             197,196          642,214         564,809
                                               ------------------- ------------------ ---------------- --------------
OPERATING COSTS AND EXPENSES:
   Casino                                             86,022              73,910          249,353         211,502
   Food and beverage                                  23,237              22,764           66,121          67,626
   Room                                                4,035               3,520           11,515          10,001
   Other                                               6,963               5,744           19,463          19,225
   Selling, general and administrative                45,968              45,523          135,769         127,419
   Corporate expenses                                  4,595               3,524           12,311          11,272
   Depreciation and amortization                      17,790              17,227           52,975          50,396
   Asset impairment                                   30,011                  --           30,011              --
   Preopening expenses                                    --                  --               --          10,866
                                               ------------------- ------------------ ---------------- --------------
                                                     218,621             172,212          577,518         508,307
                                               ------------------- ------------------ ---------------- --------------

OPERATING INCOME                                       3,895              24,984           64,696          56,502
                                               ------------------- ------------------ ---------------- --------------

OTHER INCOME (EXPENSE):
   Interest expense, net                            (21,719)            (19,884)         (66,127)        (55,597)
   Interest expense  - defeasance, net                 (835)                  --            (835)              --
   Merger and related legal costs                         --                  --          (2,943)              --
   Other                                             (1,823)                 199          (4,655)         (4,797)
                                               ------------------- ------------------ ---------------- --------------
                                                    (24,377)            (19,685)         (74,560)        (60,394)

INCOME (LOSS) BEFORE INCOME TAXES AND               (20,482)               5,299          (9,864)         (3,892)
EXTRAORDINARY ITEM
   Income tax (provision) benefit                      5,346             (1,874)              871           1,384
                                               ------------------- ------------------ ---------------- --------------

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM             (15,136)               3,425          (8,993)         (2,508)

EXTRAORDINARY ITEM - LOSS ON EARLY                   (3,104)                  --          (3,104)              --
RETIREMENT OF DEBT, NET OF APPLICABLE INCOME
TAX BENEFIT
                                               ------------------- ------------------ ---------------- --------------

NET INCOME (LOSS)                                   (18,240)               3,425         (12,097)         (2,508)
PREFERRED STOCK DIVIDENDS                            (1,812)             (1,812)          (5,434)         (5,434)

                                               ------------------- ------------------ ---------------- --------------
NET INCOME (LOSS) APPLICABLE TO COMMON STOCK       $(20,052)              $1,613        $(17,531)        $(7,942)
                                               ------------------- ------------------ ---------------- --------------
                                               ------------------- ------------------ ---------------- --------------

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON
SHARE:
   Earnings (loss) applicable to common             $ (0.48)               $0.05         $ (0.41)         $(0.22)
   stock, before extraordinary item
   Extraordinary item                                $(0.09)                $--          $ (0.09)            $--
   Earnings (loss) applicable to common stock        $(0.57)               $0.05          $(0.50)         $(0.22)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING            35,312              35,307           35,312          35,309
                                               ------------------- ------------------ ---------------- --------------
                                               ------------------- ------------------ ---------------- --------------

                              STATION CASINOS, INC.
                           SUMMARY INFORMATION TABLES
           (AMOUNTS IN THOUSANDS, EXCEPT OCCUPANCY PERCENTAGE AND ADR)
                                   (UNAUDITED)

                                                         THREE MONTHS ENDED                NINE MONTHS ENDED
                                                            DECEMBER 31,                      DECEMBER 31,
                                                       1998             1997             1998             1997
                                                       ----             ----             ----             ----
TOTAL NEVADA OPERATIONS(a):
Net revenues                                       $   137,418     $   124,167       $    397,908    $    341,447
Operating income                                   $    27,564     $    25,924       $     83,669    $     60,028
EBITDA(b)                                          $    38,729     $    34,729       $    113,284    $     96,029
EBITDA, adjusted for the Sunset Equipment lease    $    40,852     $    36,796       $    119,788    $    100,207

Occupancy percentage                                        90%             90%                93%             93%
ADR                                                $        51     $        55       $         47    $         48


TOTAL MISSOURI OPERATIONS(a):
Net revenues                                       $    74,947     $    67,230       $    219,734    $    203,374
Operating (loss) income                            $   (16,798)    $     2,082       $     (5,056)   $      6,358
EBITDA(b)                                          $    15,785     $     9,975       $     43,163    $     29,640

Occupancy percentage                                        82%             87%                82%             89%
ADR                                                $       110     $        91       $        108    $         91


STATION CASINOS, INC. AND OTHER:
Net revenues                                       $    10,151     $     5,799       $     24,572    $     19,988
Operating loss                                     $    (6,871)    $    (3,022)      $    (13,917)   $     (9,884)
EBITDA (b)                                         $    (2,818)    $    (2,493)      $     (8,765)   $     (7,905)


TOTAL STATION CASINOS, INC.:
Net revenues                                       $   222,516     $   197,196       $    642,214    $    564,809
Operating income                                   $     3,895     $    24,984       $     64,696    $     56,502
EBITDA (b)                                         $    51,696     $    42,211       $    147,682    $    117,764
EBITDA, adjusted for the Sunset Equipment lease    $    53,819     $    44,278       $    154,186    $    121,942

(a) The Nevada Operations include the accounts of: Palace Station Hotel & Casino, Inc., Boulder Station, Inc., Texas Station, Inc. and Sunset Station, Inc. The Missouri Operations include the accounts of: St. Charles Riverfront Station, Inc. and Kansas City Station Corporation.

(b) EBITDA consists of operating income plus depreciation, amortization, preopening expenses and asset impairment. The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company. Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures. To evaluate EBITDA and the trends it depicts, the components should be considered. The impact of interest, taxes, depreciation and amortization, preopening expenses and asset impairment, each of which can significantly affect the Company's results of operations and liquidity and should be considered in evaluating the Company's operating performance, cannot be determined from EBITDA. Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles ("GAAP") and does not necessarily indicate cash flows will be sufficient to fund cash needs. They should not be considered as an alternative to net income, as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company's measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies.

CONTACT: Glenn C. Christenson, Executive Vice President/Chief Financial Officer/Chief Administrative Officer, 800-544-2411, Rod S. Atamian, Vice President of Financial Services, 800-544-2411, or Jack Taylor, Director of Public Relations, 702-221-6900, all of Station Casinos, Inc.